Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 5, 2018, relating to the balance sheet of Far Point Acquisition Corporation as of March 16, 2018, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 23, 2018 (inception) through March 16, 2018, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-225093 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 11, 2018